Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
SUSPECT DETECTION SYSTEMS, INC.

 The undersigned, for purposes of amending the Certificate of Incorporation (the “Certificate”) of Suspect Detection Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST :   The name of the corporation is Suspect Detection Systems, Inc. (the “ Corporation ”), and the date of its incorporation was October 5, 2006.

SECOND:   That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate to increase the number of authorized shares of the Corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED , that the Certificate of Incorporation of the Corporation be amended by changing Article FOURTH, so that, as amended said Article shall be read as follows: “The total number of shares of stock which the Corporation shall have authority to issue is 250,000,000 shares of common stock, $.0001 par value per share (the "Common Stock").

THIRD : That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Amendment to the Certificate this 4th day of December, 2009.

  By: /s/ Asher Zwebner
Name:  Asher Zwebner
Title: Interim Chief Executive Officer,
Chief Financial Officer and Director